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                                                                    EXHIBIT 99.0

FOR IMMEDIATE RELEASE

                   SHELDAHL RAISES $7 MILLION IN DEBT OFFERING

                 COMPANY TO RETAIN TECHNICAL MATERIALS BUSINESS

NORTHFIELD, MINNESOTA - October 29, 2001 - Sheldahl, Inc. (NASDAQ: SHEL) today announced it has raised $7 million in subordinated debt from Morgenthaler Partners VII L.P., Ampersand IV L.P. and Molex Incorporated, existing investors in the company. Sheldahl also announced today that it would not sell its technical materials business, based in Northfield.

     "This financing is an important milestone for the business. It is completed at a time when the national economy is under pressure, and reflects the confidence that existing investors have in the future potential of Sheldahl," said Benoit Pouliquen, President and Chief Executive Officer of Sheldahl. "Combined with the broad actions we have taken to reduce costs, this places us in a position to operate effectively in a depressed market. We are committed to continuing to respond to the evolving economic and market conditions to ensure the long term success of the business."

     In May, the company announced its intention to sell a portion of its materials business and has actively pursued sale opportunities. After an extensive review process led by William Blair & Company, LLC of Chicago, an investment banking firm, the company has determined that its best financial interests are served by retaining the materials business intact.

     "We have received indications of interest for the purchase of our materials business, but no offer reflecting the true value of the operation," said Mr. Pouliquen. "We will continue to manage and build this important operation."

     In connection with the financing, the company issued the investors warrants to purchase approximately 3.2 million shares of common stock. Additional information regarding the debt offering may be found in the company's current report on Form 8-K to be filed with the Securities and Exchange Commission.

     Products from Sheldahl's technical materials business include vacuum deposited materials, unidirectional tape and specialty laminates, including Copper/PET and Copper/PEN, used in the electronics industries. Sheldahl's flex interconnect and chip carrier products have a continuing need for these materials.



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ABOUT SHELDAHL

Sheldahl, Inc. is a leading producer of high-density substrates, high-quality flexible printed circuitry, and flexible laminates primarily for sale to the automotive, electronics and data communications markets. The company, which is headquartered in Northfield Minnesota, has operations in Northfield; Longmont, Colorado; Endicott, New York; Toronto, Ontario, Canada; and Chihuahua, Chih., Mexico. Sheldahl's Common Stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the Symbol: SHEL. Sheldahl news and information can be found on the World Wide Web at http://www.sheldahl.com.

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FOR PRESS INQUIRIES:

Matt West
Coltrin & Associates
630-852-6468
630-430-6051 (cell)
matt_west@coltrin.com

or

Troy McCombs
Coltrin & Associates
212-221-1616

The discussion above contains statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Sheldahl's periodic filings. Actual results may differ materially depending on a variety of factors. Information with respect to the risks and uncertainties faced by Sheldahl may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's filings with the Securities and Exchange Commission including Sheldahl's Annual Report, Form 10-K for the fiscal year ended December 29, 2000, and other SEC filings. Sheldahl does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.




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